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   SBI AND COMPANY COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF LANTE
                  CORPORATION COMMON STOCK AT $1.10 PER SHARE

SALT LAKE CITY, JULY 31, 2002 - SBI and Company (SBI) announced today that the previously announced cash tender offer by SBI for all of the outstanding shares of common stock of Lante Corporation, (NASDAQ: LNTE), at a price of $1.10 per share will commence today. The offer is being made pursuant to the agreement relating to SBI's acquisition of Lante that was announced on July 19, 2002. The tender offer is scheduled to expire at 12:00 Midnight, Eastern Time, on Wednesday, August 28, 2002, subject to extension of the expiration date.

Stockholders representing a majority of Lante's outstanding shares have agreed to tender their shares, subject to certain conditions. The Board of Directors of Lante has 1) determined that the terms of SBI's tender offer and the related merger are in the best interests of Lante and its stockholders; 2) approved the acquisition agreement and the transactions provided for therein; and 3) recommended that Lante stockholders tender their shares in the offer.

Following the completion of the tender offer, SBI will consummate a second-step merger in which all of the remaining stockholders of Lante will receive the same price paid in the tender offer.

The tender offer is subject to customary conditions including tender of at least a majority of the outstanding shares of common stock of Lante on a fully diluted basis.

The Depositary for the tender offer is Alpine Fiduciary Services, Inc., 17 State Street - 28th Floor, New York, NY 10004.

Georgeson Shareholder Securities Corporation is acting as Dealer Manager for the tender offer. The Information Agent for the tender offer is Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, New York 10004. William Blair & Company, L.L.C, acted as financial advisor to Lante in connection with the acquisition.

ABOUT SBI AND COMPANY
SBI and Company is a leading professional services firm that helps clients leverage technology, business process optimization (BPO) solutions, and creative services to improve their businesses. SBI's customer-, enterprise-, and supplier-facing solutions help clients acquire, retain and extend customer relationships, improve collaboration and coordination across their value chain, enhance operational productivity and efficiency, and gain more value from their enterprise resource planning (ERP) systems. The company's vertical market, business process, technology and creative expertise coupled with proven delivery methodologies, enable it to provide solutions on time and on budget. SBI and Company, headquartered in Salt Lake City, has offices in major cities across the U.S. For more information, visit WWW.SBIANDCOMPANY.COM.

ABOUT LANTE
Lante (NASDAQ: LNTE) is a leading information technology consulting company focused on helping Global 2000 companies meet business needs by successfully managing their network of customers, suppliers and business partners. Since its inception in 1984, Lante has been an innovator in helping enterprises apply new information technology to create competitively superior businesses. Headquartered in Chicago, Lante serves clients from offices throughout the United States. Its Web site is www.lante.com.

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For more information, please contact:

Michael Adams
SBI and Company
(801) 492-1479
MADAMS@SBIANDCOMPANY.COM

*****

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Lante Corporation. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) to be filed today by SBI with the SEC and the Solicitation/Recommendation Statement to be filed today by Lante contain important information that should be read carefully before any decision is made with respect to the offer.

The offer to purchase, the related letter of transmittal and certain other documents, as well as the Solicitation/Recommendation Statement, are being made available to all stockholders of Lante Corporation, at no expense to them. The Tender Offer statement (including the offer to purchase, the related letter of transmittal and all other offer documents filed with the SEC) and the Solicitation/Recommendation Statement will be available at no charge at the Securities and Exchange Commission's website at WWW.SEC.GOV.